Exhibit 99.1

DPAC Technologies Reports Financial Results for the First Quarter of 2008

HUDSON, Ohio--(BUSINESS WIRE)--DPAC Technologies Corp. (OTCBB: DPAC), a leader in device networking and connectivity solutions, today reported results for its first quarter ended March 31, 2008.

These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc., which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a “reverse merger” under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the “Company”). The results of operations are those of QuaTech prior to the merger date, and consolidated QuaTech and DPAC after the merger date of February 28, 2006.

First Quarter Operating Results

Net sales of $3.0 million for the first quarter of 2008 increased 7% from net sales of $2.8 million in the first quarter of 2007, and decreased 8% from net sales of $3.3 million in the fourth quarter of 2007. Net sales related to the Company’s Device Connectivity products decreased $401,000, or 21% from the quarter ended March 31, 2007, while net sales related to the Company’s Device Networking products, including the Airborne wireless product line, increased by $591,000, or 65% over the prior year period. Income generated from operations for the current year quarter of $56,000 compared to an operating loss of $162,000 for the first quarter of 2007 and operating income of $215,000 for the for the fourth quarter of 2007. The Company reported a net loss of $340,000 as compared to a net loss of $539,000 for the prior year’s first quarter and a net profit of $84,000 for the fourth quarter of 2007. Total operating expenses incurred in the first quarter of 2008 of $1.2 million decreased by $154,000, or 11%, from the previous year period. The decrease was due primarily to decreases in sales and marketing expenses of $98,000 and R&D expenses of $45,000, as the Company was in the process of integrating operating departments during 2007 since the date of the Merger. The company recorded a non-cash charge of $129,000 in the current year period for the fair value adjustment for the liability for warrants. Additionally, the Company recorded a preferred stock dividend of $31,000, payable in common stock, related to the issuance of preferred stock during the first quarter of 2008.

Balance Sheet Summary

At March 31, 2008, the Company had a cash balance of $43,000 and a deficit in working capital of $834,000. This compares to a cash balance of $257,000 and a deficit in working capital of $3,745,000 at December 31, 2007. As previously announced, on January 31, 2008 the Company closed on new equity and debt financing. The value of this financing, which includes the sale of preferred stock, as well as senior subordinated notes and a working capital line of credit, was for approximately $6.0 million, after deducting financing fees. The company used the proceeds from this financing to repay its then existing senior debt held by National City Bank, repay its then existing subordinated debt held by HillStreet Capital, notwithstanding the warrant liability, and provide additional working capital.

Comments

Chief Executive Officer and President Steve Runkel commented, “Our Q1 results reflect continued growth of our Device Networking business. The 65% growth, as compared to Q1, 2007, reflects the continued adoption of our Airborne 802.11 wireless embedded modules by key OEM partners within the emerging Machine to Machine (M2M) market.”

Mr. Runkel continued: “The continued market traction of our Device Networking business, along with decreased operating expenses, allowed us to complete our balance sheet restructuring efforts in Q1. This important accomplishment positions us to continue to drive market share growth within the M2M market.”

About DPAC Technologies

DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC’s Airborne™ and AirborneDirect™ wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company’s web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

About QuaTech

QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

DPAC TECHNOLOGIES CORP.
Condensed Consolidated Balance Sheet Information
(Unaudited)
(In 000's)

	March 31,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$43	$257
Accounts receivable, net	1,755	1,646
Inventories	1,401	1,337
Prepaid expenses and other current assets	132	67

Total current assets	3,331	3,307

Property, net	346	357
Goodwill and intangible assets	7,981	7,989
Other assets	18	18
TOTAL	$11,676	$11,671

CURRENT LIABILITIES:
Revolving credit facility	$1,440	$1,982
Current portion of long-term debt	137	2,250
Accounts payable	1,560	1,866
Accrued restructuring costs - current	233	269
Liability for warrants	258	129
Other accrued liabilities	537	556
Total current liabilities	4,165	7,052

Accrued restructuring costs	17	52
Long-term debt, net of current portion	3,262	2,141

Net stockholders' equity	4,232	2,426

TOTAL	$11,676	$11,671

DPAC TECHNOLOGIES CORP.
Condensed Consolidated Statement of Income
(Unaudited)
(in 000's)

	For the quarter ended:
	March 31,
	2008	2007

NET SALES	$3,033	$2,844

COST OF GOODS SOLD	1,781	1,656

GROSS PROFIT	1,252	1,188

OPERATING EXPENSES
Sales and marketing	324	423
Research and development	263	308
General and administrative	486	496
Amortization of intangible assets	123	123
Total operating expenses	1,196	1,350

INCOME (LOSS) FROM OPERATIONS	56	(162)

OTHER EXPENSES:
Interest expense	266	376
Fair Value adjustment for warrant liability	129	-
TOTAL OTHER EXPENSES	395	376

LOSS BEFORE INCOME TAXES	(339)	(538)

INCOME TAX PROVISION	1	1

NET LOSS	(340)	(539)

PREFERRED STOCK DIVIDENDS	31	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(371)	$(539)

NET LOSS PER SHARE:
Net Loss - Basic and diluted	$0.00	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	92,891	92,821

CONTACT:
DPAC Technologies
Steve Vukadinovich, 330-655-9000
Chief Financial Officer
Steve.Vukadinovich@dpactech.com
or
Steve Runkel, 330-655-9000
Chief Executive Officer
Steve.Runkel@Quatech.com